UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

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Preliminary Proxy Statement

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Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to Sec.240.14a-12

KEYSIGHT TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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No fee required.

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Fee paid previously with preliminary materials:

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act rules 14a-6(i)(i1) and 0-11.

SUPPLEMENT NO. 1 TO DEFINITIVE PROXY STATEMENT FILED JANUARY 26, 2026

Keysight Technologies, Inc. (the “Company”) is filing this amendment and supplement (this “Supplement”) dated February 5, 2026 to its proxy statement filed with the Securities and Exchange Commission on January 26, 2026 (the “Proxy Statement”) in connection with the Company’s Annual Meeting of Stockholders to be held on March 19, 2026 (the “Annual Meeting”), solely to modify the description of the effect of broker non-votes on the proposals being considered at the Annual Meeting, which previously stated that a broker non-vote will not be counted for or against Proposals 1, 3, 4 and 5 and will have no effect on the outcome of these matters. This description has been modified to state that with respect to Proposal 4: Approval of an Amendment to Keysight’s Amended and Restated Certificate of Incorporation to Declassify the Board of Directors, broker non-votes will have the same effect as a vote against this proposal.

Specifically, the penultimate sentence under “Frequently Asked Questions – What happens if I submit my voting instruction form with no voting instructions?” on page 105 of the Proxy Statement is amended and restated in its entirety to read as follows:

“ A broker non-vote will not be counted for or against Proposals 1, 3 and 5 and will have no effect on the outcome of these matters. A broker non-vote on Proposal 4 will be counted as a vote against this proposal..”

This Supplement should be read in conjunction with the Proxy Statement. Except as specifically amended by this Supplement, all information in the Proxy Statement remains unchanged. If you have already submitted a proxy and do not wish to change your vote, you need not take any further action. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.